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                                                                   EXHIBIT 99.1

          BRIGHTPOINT ANNOUNCES THE RESIGNATION OF FRANK TERENCE AS THE
        COMPANY'S EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                   TREASURER DUE TO HIS CONTINUING DISABILITY

- Anthony W. Boor, Brightpoint Americas Senior Vice President and Chief Financial Officer, remains acting Chief Financial Officer and acting Principal Financial Officer of Brightpoint, Inc.

- Gregory L. Wiles, Brightpoint Americas Vice President and Controller, remains acting Chief Accounting Officer of Brightpoint, Inc.

         Plainfield, Ind. - June 30, 2005 - Brightpoint, Inc. (the "Company") (NASDAQ:CELL), announced today that Frank Terence has resigned as the Company's Executive Vice President, Chief Financial Officer and Treasurer due to his continuing disability as a result of a previously announced stroke he suffered following a medical procedure. Pursuant to the terms of a Separation and General Release Agreement between Mr. Terence and the Company, the Company will retain Mr. Terence in its employ, with disability status, through April 22, 2006.

         Anthony W. Boor, Brightpoint Americas Senior Vice President and Chief Financial Officer, will remain acting Chief Financial Officer and acting Principal Financial Officer of the Company until a permanent replacement for Mr. Terence is found. The Finance Committee of the Company's Board of Directors will assist in the selection of a new Chief Financial Officer and will assist with the oversight of material financial matters during the interim period. Gregory
L. Wiles, Brightpoint Americas Vice President and Controller, will remain the acting Chief Accounting Officer of the Company.

         Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

         Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; including, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.


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CONTACT:        Brightpoint, Inc., Plainfield, Indiana
                Robert J. Laikin, (317) 707-2355